Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-127309 and 333-166259 on Form S-8 and No. 333-169373 on Form S-3 of Alleghany Corporation of our reports dated February 22, 2012, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2011, and the related consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, and all related 2011 and 2010 information on the financial statement schedules, which reports appear in the December 31, 2012 annual report on Form 10-K of Alleghany Corporation.

/s/ KPMG LLP

New York, New York

February 21, 2013